Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Potlatch Corporation:

We consent to the use of our report dated February 15, 2013, with respect to the consolidated balance sheets of Potlatch Corporation as of December 31, 2012 and 2011, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Portland, Oregon
October 22, 2013